Exhibit 5.1
[          ], 2009

Direct Dial (415) 393-8200	Client No. 89696-00018
SCM Microsystems, Inc.
1900-B Carnegie Ave.
Santa Ana, CA 92705

Re:	SCM Microsystems, Inc. Registration Statement on Form S-4 No. (333-________)
Ladies and Gentlemen:
     We have acted as special counsel to SCM Microsystems, Inc., a Delaware corporation (“SCM”), in connection with the preparation of the Registration Statement on Form S-4 (No. 333-[___]) (the “Registration Statement”) and the proxy statement and prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by SCM of up to 18,597,706 shares of SCM common stock, par value $0.001 per share (the “Shares”), pursuant to that certain Business Combination Agreement, dated as of September 20, 2009, as amended (the “Business Combination Agreement”), by and among SCM and Bluehill ID AG, a stock corporation incorporated in Switzerland (“Bluehill ID”), and in connection with the offer to be made by SCM to the Bluehill ID shareholders to acquire all of the issued and outstanding bearer shares in Bluehill ID, as more fully described in the Registration Statement (the “Offer”).
     In arriving at the opinions expressed below, we have examined the originals, or photostatic or certified copies, of such records of SCM and certificates of officers of SCM, of public officials and of such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

SCM Microsystems, Inc.
[           ], 2009

     The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law, including the statutory and other applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued against the exchange of the bearer shares in Bluehill ID in accordance with the terms and conditions of the Offer and the Business Combination Agreement, will be validly issued, and fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the proxy statement and prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,